EXHIBIT 10.17 AGREEMENT BETWEEN HARRISON DIGICOM AND OLYMPIC CAPITAL, LLC

AGREEMENT, made, dated and effective this 27th day of July, 1999, by and between Harrison Digicom, Inc., a Nevada corporation, with offices at 401 Hariton Court, Norfolk, VA 23505 (hereinafter, "HD") and Olympic Capital, LLC, a Delaware limited liability company, with offices at 2616 NW 81st Place, Portland, OR 97229 (hereinafter, "OC"); jointly, the "Parties"; their assigns and successors in interest.
WITNESSETH:
   THAT, WHEREAS OC is a firm which contracts with healthcare providers (hereinafter, "Clients") to provide financial consulting products or services, including financing through the purchase of the "edited face value", as hereinafter described, of Clients' medical accounts receivable (hereinafter, "MARS"), for which it receives a fee; or lending against the edited face value of Clients MARS as collateral for loans for which it is paid a fee or a percentage of the loan amount (hereinafter together, "Fee from Clients") by or on behalf of Clients by institutional, insurance or governmental entities (hereinafter, the "Payors"); and

   WHEREAS, OC requires digital data capture devices and interfacing software which is able to receive input from health care professionals, practitioners and others in the form of diagnoses, treatments, instructions and test results to be transmitted in a wireless manner to and from a central processor as described in the body of this agreement, (hereinafter, the "Present Agreement"); and

   WHEREAS, HD desires, upon the terms and conditions as herein set forth to supply and coordinate the installation and operation of a wireless communication solution that will collect, process and transmit information, as required by OC;

   NOW, THEREFORE, for and in consideration of the premises, the mutual promises herein contained and the benefits or detriments to the Parties or either of them, as hereinafter set forth; the Parties do hereby contract, covenant and agree as follows:

1)  The recitals set forth above are deemed a part of this Present Agreement.
2) HD and OC agree that with respect to all Clients of OC, now or hereafter obtained, HD will (among such other goods and services as OC may later supply to its Clients), for the benefit of OC:
a) coordinate the installation and operation of a fully integrated wireless data network (hereinafter, the "hardware") at each Client's location(s) which will collect, organize and download essential data into a centralized depository and to then transmit the data, as directed by OC;
b) supply technical expertise, software and necessary computer and other hardware relating to the management of each Client's MARS and such other accounts receivable of the Clients which are serviced by OC;
c) maintain all hardware and replace and/or upgrade the same continually to maintain a state-of-the-art level, with each Client being contractually bound to be financially responsible for replacement of lost, stolen or damaged hardware;
provide all necessary Client hardware to OC's Clients in order that OC is able to fulfill its contracts with its Clients. Ownership will remain in HD with possession in OC's Clients for a period of time which will correspond in length to the term of each Client's written agreement with OC and shall not extend past the term of each Client's agreement with OC, on each item of hardware, with possession thereof returned to HD by OC's Clients at the end of the Clients' term of agreement with OC. OC shall not be responsible for the return of any hardware to HD, nor shall OC bear any risk of loss for such hardware. HD will deliver all hardware to OC's Clients and, upon such delivery, will supply a copy of each drop ship invoice to OC; and
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3)  develop and maintain hardware and software which, together with OC's software will accept diagnoses, treatments, instructions, test results and any other information required to be entered by healthcare professionals and practitioners.
4) To enable HD to perform its obligations under this Present Agreement, OC agrees that with respect to all Clients of OC, now or hereafter obtained, OC will (among such other goods and services as HD and OC may later supply):
a) supply to HD all required current and later (when received) coding and pricing for treatment elements by region and by insurance payor, other institutional payor, and governmental payor, however designated or denominated (hereinafter the "Payors");
b) supply to HD all current and later (when received) treatment pathways for each patient of each Client (hereinafter, the "Patients") specific diagnoses, protocols and Payors; and
c)  supply to HD all required information respecting necessary pre-approvals for treatments, by institutional primary, secondary, tertiary and other Payors or representatives of Payors;
5) All data of each Patient, Client and Payor is deemed the property of OC and is subject to the legal requirements of privacy of patients' records. HD shall not breach such confidentiality absent applicable court or administrative agency order or the equivalent. HD shall have the right, at reasonable times and places and by reasonable methods, no less than once every six months, to audit the data for accuracy and completeness.
6)  OC will, by itself or through its agents, contract with Clients, which agree to accept HD's hardware, regardless of by whom or how introduced to it. Such contracts, which shall be by separate agreement between those parties, will define OC's obligations and the financing method including the Fees thereunder payable to OC by the Clients.
7) HD and OC will work together on an exclusive basis respecting the subject matter and aims of their relationship and each will market the other and the other's goods and services, on a best efforts basis; and each will freely consult with the other for their mutual business advantage.
8) HD will be paid a fee on the edited face value of each Client's MARS, purchased or financed by OC; defined as the net dollar amount, paid by institutional, insurance and governmental Payors after all deductions and co-payments by Parties that any Payor requires. The fee paid to HD shall be one-half of one (0.50%) percent of the edited face value of the MARS and other financings.
9) The term of this Present Agreement (hereinafter, the "Term") shall be from the date of its execution for a period of three (3) years and shall automatically renew and continue for additional three (3) year periods unless either Party gives written notice to the other Party at least sixty (60) days prior to the end of the Term, of an intent not to renew this Present Agreement. In such event, all pending Client contracts will be completed by the Parties. All receipts from Clients, Payors, Lenders and others, due to OC on account of this Present Agreement and the business done by OC and HD; shall be paid by contract between OC and OC's Clients and shall be paid by the Clients, Payors, Lenders or others to a bank Trustee in the United States of America, to be designated by OC, prior to the payment of any fees to OC and HD. On the first Monday after receipt of any such funds by the Trustee bank (or on the next business day if that Monday is a bank holiday in the state wherein the Trustee bank has its primary office), the Trustee bank shall pay over to HD the fees required by this Present Agreement. The fees of the Trustee bank, if any, will be paid by OC.
11) Payments to OC by Clients, Payors, Lenders or others shall be made only to the Trustee bank. HD shall have the right to review all books and records of any kind annually to confirm the accuracy of payments.
12)  Each Party shall defend indemnify and hold harmless the other Party and its affiliates, principals, officers, directors, representatives, employees and agents (each individually as an "indemnitee" and collectively as the "indemnities") from any and all loss, liability, claim, damage, cost and expense, including reasonable attorney's fees, suffered or incurred by any indemnitee arising from any claim by a third party (i.e., other than one of the Parties hereto) relating to the indemnitee's performance of this Present Agreement, arising as a result of this Present Agreement and/or services
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provided to or for that Party except to the extent such loss, liability, damage cost or expense is the direct result of the indemnitee's negligence or deliberate and willful misconduct. The provisions of this paragraph shall survive the termination or expiration of this Present Agreement.
13) Each of the Parties agrees for itself and any assignee or successor in interest that it will not directly or indirectly make any contact with, deal with or otherwise be involved in any transactions with, and will keep confidential any and all public or private lending, banking and insurance institutions, trusts, funds, estates, investors, corporations, companies, firms or individuals, lenders or borrowers, buyers or sellers and any other entities introduced by either of the other Parties for a period of five (5) years from the date of this Present Agreement, or five (5) years from the date of the final payment of any fees due any Party hereby, whichever is later, and such entities and the information pertaining to them is deemed to be the valuable property of the introducing party. Each Party acts in a fiduciary capacity with respect to the other Party described in this Present Agreement, and the introduced Party shall, at all times, make full disclosure to the other party of business dealings between it and any introduced entity. Each of the Parties hereby represent that all documents which they have produced to advise the public as to their structure, assets and liabilities, are true and correct and may be relied upon by the other Party. The provisions of this paragraph shall be made a part of any later agreement(s) between the Parties and shall survive the termination or expiration of this Present Agreement.
14) Any controversy or claim arising out of or relating to this Present Agreement, or any breach thereof, including any applications for counsel fees or for injunctive relief, or any controversy or claim against the individual signatories or officers, directors or partners of the Parties, shall be submitted for and settled by arbitration before the American Arbitration Association, New York, New York (hereinafter, the "AAA"), under the Commercial Arbitration Rules of the AAA, and judgment upon the award rendered in arbitration may be entered in any court having jurisdiction thereof, and no jurisdiction shall exist in any other court, tribunal, forum or agency except to confirm any award as a judgment.
15) Each of the Parties represents to the other that it is a corporation, a limited liability company or other legal entity in good standing, has the power to enter into this Present Agreement by the signatory and is not in conflict with any other agreement or decree of any court, tribunal or arbitrator. This Agreement supersedes any prior written or oral agreement between the Parties as to its subject matter, and may be modified only in writing signed by the Parties.
16)  This Present Agreement shall be deemed valid and binding when each page has been signed or initialed by the Parties and faxed or e-mailed signed copies of this Present Agreement have been received by all Parties. One original of this Present Agreement, signed by HD, shall be forwarded to OC by a national overnight delivery service and one original of this Present Agreement, signed by OC, shall be forwarded to HD by a national overnight delivery service. This Present Agreement may be signed in counterparts.
17) Each of the signatories of the Parties to this Present Agreement is an independent entity and neither is an employee, agent or servant of the other. Each shall pay its own taxes, maintains its own facilities and pay its own staff.
18) If competent authority finds any provision of this Present Agreement to be illegal or unenforceable, such provision shall be severed from this Present Agreement and this Present Agreement shall continue in full force and effect.
19) Any breach of this Present Agreement may be cured within thirty (30) days of the date of the breach, without liability on the part of the Party which has breached this Present Agreement.
20) This Present Agreement is the entire agreement between the Parties respecting its subject matter. Any change or amendment of any kind, to be effective, shall be in writing and executed by each of the Parties hereto.
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   IN WITNESS WHEREOF, the Parties have executed this Present Agreement, the date first above set forth.

OLYMPIC CAPITAL, LLC.               HARRISON DIGICOM, INC.

/s/J. Thomas Morrow, PhD.           /s/John W. Bush
J. THOMAS MORROW, PhD.              JOHN W. BUSH
Chairman & CEO                      President & CEO